EXHIBIT 10.4

SALE/PURCHASE OF ASSETS AGREEMENT

This Sale/Purchase of Assets Agreement is entered into this 19th, day of August, 2003, by SMTC Corporation, a Delaware corporation (“Parent”), SMTC Manufacturing Corporation of Wisconsin, a Wisconsin corporation (“Seller”), and Pensar Electronic Solutions, LLC, a Wisconsin limited liability company (“Purchaser”).

WHEREAS, Seller operates an electronics manufacturing facility located at 2222 East Pensar Drive, Appleton, Wisconsin (the “Appleton Facility”), and owns various real estate, equipment, inventories, contract rights, and miscellaneous assets used in connection with the operation of its business at such facility; and

WHEREAS, Purchaser desires to acquire substantially all the assets used or useful, or intended to be used, in the continuing operation of Seller’s Appleton, Facility (with the exception of Seller’s product design department and sales personnel located within the Appleton Facility), and Seller desires to sell such assets to Purchaser; and

NOW THEREFORE, in consideration of these premises and of the mutual covenants contained hereafter and other good and valuable consideration, Parent, Seller and Purchaser agree as follows:

Section 1. Sale of Accounts Receivable. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, the accounts receivable identified on the attached Schedule 1, Accounts Receivable – as of June 29, 2003 listing, (the “Accounts Receivable”).

Section 2. Assets Purchased; Liabilities Assumed.

2.1. Assets Purchased. Seller agrees to sell and assign to Purchaser and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the assets set forth on Schedule 2.1 attached hereto and incorporated by reference herein which shall include, to the extent permitted, Seller’s rights to the software so listed. (the “Assets”). The Assets are being sold to Purchaser, and Purchaser agrees to purchase the Assets from Seller “as is, where is” and without any warranties other than as set forth in this Agreement.

2.2. Liabilities Assumed. The Purchaser will assume the following liabilities of the Seller (the “Assumed Liabilities”):

2.2.1. All accounts payable or accrued liabilities of the Seller (a) included on Schedule 2.2 or (b) incurred since June 29, 2003;

2.2.2. All liabilities of the Seller under the contracts assumed by Purchaser arising after the Effective Date;

2.2.3. All liabilities of the Seller under the leases identified on Schedule 2.2;

2.2.4. Any obligation to provide any former employees, their spouses and dependants so-called COBRA continuation coverage if the selling group (as defined in section 54.4980B-9 of Treasury Regulations) ceases to provide any group health plan to any employee in connection with the transaction contemplated by this Agreement;

2.2.5. all obligations with respect to unfilled purchase orders assigned to Purchaser pursuant to Section 2.1;

2.2.6. all current, potential and pending liabilities related to suppliers.

Section 3. Excluded Assets. Excluded from this sale and purchase are the assets of Seller’s product design department located within the Appleton facility listed on Schedule 3 and any other assets of the Appleton facility set forth on Schedule 3 attached hereto and incorporated by reference herein.

Section 4. Purchase Price.

4.1. The purchase price for the Accounts Receivable shall be One Million Eight Hundred Sixty-Six Thousand Dollars ($1,866,000), (the “Accounts Receivable Purchase Price”).

4.2. The purchase price for the Assets shall be One Million One Hundred Ninety-Two Thousand Three Hundred Six Dollars ($1,192,306), subject to adjustment pursuant to Section 6 hereof, together with the Assumed Liabilities (the “Asset Purchase Price”). The Asset Purchase Price shall be allocated as set forth on Schedule 4.2 attached hereto and incorporated by reference herein.

Section 5. Closing.

5.1. Time and Place. This Agreement shall be closed at the Appleton Facility (the “Closing”) or such other mutually agreed upon location at such date that is mutually agreed upon by the parties and is no earlier than one (1) week after the receipt by the Seller of a required approvals and releases from its lenders, but in no event later than August 21, 2003 (“Closing Date”).

5.2. Payment of Purchase Price. The Accounts Receivable Purchase Price plus the cash portion of the Asset Purchase Price (an aggregate of Three Million Fifty-Eight Thousand Three Hundred and Six Dollars ($3,058,306), subject to adjustment pursuant to Section 6 hereof) shall be paid in full on the Closing Date by cashier’s check or wire transfer of immediately available funds to the account of Seller per the written instructions of the Seller.

Section 6. Adjustments. The net income or net loss, calculated in accordance with past practice of the Seller, of the Appleton Facility from the close of business on June 29, 2003 (the “Effective Date”) to the day preceding the Closing Date (the “Interim Period”) shall be for the account of Purchaser (so that the economic benefits and burdens for the Interim Period are transferred to the Purchaser.) For the avoidance of doubt, the calculation of net income or loss shall include all income and expenses, including but not limited to utilities, personal property taxes, rents, real property taxes, wages, vacation pay, payroll taxes, lease payments and fringe benefits of employees of Seller. For purposes of clarification, the calculation of net income or loss shall include as expenses (but not be limited to) all amounts paid by the Seller or any of its affiliates under equipment leases from June 30, 2003, through the Closing Date for those pieces of equipment being transferred to the Purchaser from the Seller. An estimated net purchase price adjustment, decreasing the Asset Purchase Price in the amount of any estimated net income for the Interim Period and increasing the Asset Purchase Price for the amount of any estimated net loss for the Interim Period shall be made on the Closing Date. Furthermore, the estimated net purchase price adjustment shall include the real estate property tax proration for the year 2003, as of the Effective Date, based upon the 2002 net personal property tax bill of $63,411.78 and a personal property tax proration for the year 2003, as of the Effective Date, based upon the 2002 net personal property tax bill of $13,270.01 (the “Tax Prorations”). Anything herein to the contrary notwithstanding, the Seller and Purchaser agree that an adjusting payment in the amount of $442,000 shall be made by Purchaser to Seller pursuant to the calculations on the worksheet attached hereto as Schedule 6 and incorporated by reference herein. No later than one week following the Closing Date, the final net purchase price adjustment through the Closing Date shall be calculated (by calculating final net income or loss and the Tax Prorations) and the difference between the final net purchase price adjustment and the estimated net purchase price adjustment shall be paid by the Seller to the Purchaser or by the Purchaser to the Seller, as appropriate. The calculation of such final net purchase price adjustment shall follow the same methodology as the worksheet attached hereto as Schedule 6.

Section 7. Miscellaneous Post-Closing Matters.

7.1. Seller’s Continued Occupancy Right. Seller’s Appleton product design personnel shall be entitled to continue to occupy the currently allocated design facilities and design office space within the Appleton Facility through June 30, 2005. Such right of continued occupancy shall be “rent-free”. In the event that the Seller and Parent cease all product design activities within a 50 mile radius of Appleton, Wisconsin, all remaining so-called engineering assets identified on Schedule 3 shall revert to and shall be retained by Purchaser without any further consideration.

7.2. Customer Inventories. In the event that any customer listed on Schedule 7.2 re-sources from Purchaser to Seller prior to July 1, 2004, Seller shall purchase from Purchaser, at Purchaser’s cost, all of such customer’s inventory on hand and on order.

Section 8. Other Agreements. At Closing, the parties shall execute a Software Licensing Agreement, under which, the Seller will license to the Purchaser, to the extent permitted, the Appleton Software Applications listed on Schedule 2.1.

Section 9. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as follows:

9.1. Corporate Existence. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Wisconsin. Seller has all requisite corporate power and authority to own, operate and/or lease the Assets, as the case may be, and to carry on its business as now being conducted.

9.2. Authorization. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors and the shareholder of Seller, and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

9.3. Brokers and Finders. Seller has not employed any broker or finder in connection with the transactions contemplated by this Agreement, or taken action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee, or other like payment.

9.4. Litigation. Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of Assets being conveyed under this Agreement.

9.5. Accuracy of Representations and Warranties. None of the representations or warranties of Seller contains any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Section 9 not misleading.

Section 10. Representations of Purchaser. Purchaser represents and warrants as follows:

10.1. Company Existence. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Wisconsin. Purchaser has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

10.2. Authorization. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the members of Purchaser, and this Agreement constitutes a valid and binding Agreement of Purchaser in accordance with its terms.

10.3. Brokers and Finders. Purchaser has not employed any broker or finder in connection with the transaction contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee, or other like payment.

10.4. Litigation. Purchaser has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of Assets being conveyed under this Agreement.

10.5. Accuracy of Representations and Warranties. None of the representations or warranties of Purchaser contains or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained in this Section 10 not misleading.

Section 11. Covenants of Seller.

11.1. Seller’s Operation of Business Prior to Closing. Seller agrees that between the date of this Agreement and the Closing Date, Seller will:

11.1.1. Continue to operate the business of the Appleton Facility that is the subject of this Agreement in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders.

11.1.2. Not assign, sell, lease, or otherwise transfer or dispose of any of the assets used in the conduct of its business at the Appleton Facility, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

11.1.3. Maintain all of its assets other than inventories in their present condition, reasonable wear and tear and ordinary usage excepted, and maintain the inventories at levels normally maintained.

11.2. Employee Matters.

11.2.1. Prior to the Closing Date, Seller will not, without Purchaser’s prior written consent, enter into any material agreement with its employees, increase the rate of compensation or bonus payable to or to become payable to any employee, or effect any changes in the management, personnel policies, or employee benefits, except in accordance with existing employment practices.

11.2.2. With respect to Seller’s Appleton employees who are employed by Purchaser upon the Closing pursuant to Section 12.1 herein (“Affected Employees”), such Affected Employees shall cease participation in the SMTC 401(k) Plan immediately upon Closing. All of such Affected Employees shall be fully vested in the employer matching contributions account under the SMTC 401(k) Plan, effective as of the Effective Date. SMTC 401(k) Plan account balances for all Affected Employees shall be transferred from the SMTC 401(k) Plan to Purchaser’s 401(k) Plan as soon as reasonably practicable following the Closing Date.

11.2.3. As of the Effective Date, Seller shall bear sole responsibility for the salaries and benefits of its employees within the product design department and the sales department located within the Appleton Facility as listed on Schedule 11.2.3 (the “Design Employees”). Purchaser hereby agrees that, for a period of three (3) years from the date hereof, it will not solicit to employ any of Design Employees for so long as they are employed by Seller or any of Seller’s affiliates without obtaining the prior written consent of Seller.

11.2.4. All of the so-called “manufacturing employees” which shall be understood to mean all of the employees at the Appleton Facility except the Design Employees will be terminated by Seller as of the Closing Date.

11.2.5. Effective as of the Closing Date, any currently existing non-compete obligations of David E. Steel and William M. Moeller are hereby waived by Seller. Furthermore, effective as of the Closing Date, Seller waives any and all other non-compete obligations of Seller’s employees who will continue as employees of Purchaser.

11.3. Conditions. Seller will use commercially reasonable efforts to effectuate the transactions contemplated by this Agreement, to fulfill all the conditions of the obligations of Seller under this Agreement, to do all acts and things as may be required to carry out its obligations under this Agreement and to consummate and complete this Agreement.

Section 12. Covenants of Purchaser.

12.1. Employee Matters. As of the Closing Date, Purchaser agrees to offer current employment to all employees of the Appleton Facility, excluding the Design Employees.

12.2. Conditions. Purchaser will use commercially reasonable efforts to effectuate the transactions contemplated by this Agreement, to fulfill all the conditions of Purchaser’s obligations under this Agreement, to do all acts and things as may be required to carry out Purchaser’s obligations and to consummate and complete this Agreement.

Section 13. Conditions Precedent to Purchaser’s Obligations. The obligation of Purchaser to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by Purchaser:

13.1. Representations, Warranties, and Covenants of Seller. All representations and warranties made in this Agreement by Seller shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, Seller shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

13.2. Financing. Purchaser shall have obtained financing from Bank One Wisconsin, N.A., in an amount of not less that $2,400,000.00 upon terms and conditions satisfactory to Purchaser.

13.3. Consents. Purchaser or Seller shall have obtained the consent of the lessors of those leases, agreements, and other contracts listed on Schedule 2.1 which Purchaser shall assume and for which it would cause a material adverse change on the business of the Appleton Facility not to obtain.

13.4. Conditions of the Business. There shall have been no material adverse change by the Parent with regard to the operation of Seller’s Appleton Facility prior to the Closing Date.

13.5. Bill of Sale. Seller shall have provided Purchaser with a Bill of Sale for the Assets reasonably satisfactory to Purchaser.

13.6. Deed. Upon payment of the Asset Purchase Price allocated to the Real Estate, Seller shall convey such Real Estate by warranty deed free and clear of all liens and encumbrances except as disclosed on Schedule 13.6.

13.7. No Suits or Actions. At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

Section 14. Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or a portion of which may be waived in writing by Seller:

14.1. Representations, Warranties, and Covenants of Purchaser. All representations and warranties made in this Agreement by Purchaser shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and Purchaser shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

14.2. Consent of Lenders. Seller shall have obtained any required consents and releases from its lenders to allow for Seller’s consummation of this Agreement. Lenders shall have released the mortgage on the Real Estate and terminated any security interests in the Accounts Receivable and the Assets.

14.3. Novation from Lessors. With respect to the equipment leases assumed by Purchaser, Purchaser shall obtain and provide to Seller a novation from each of the equipment lessors releasing the Seller from any future liabilities under such leases.

14.4. Opinion of Counsel for Purchaser. Purchaser shall have furnished Seller with an opinion of counsel in form and substance reasonably satisfactory to Seller’s counsel to the effect that the representations and warranties contained in Sections 10.1 and 10.2 are true.

Section 15. Purchaser’s Acceptance. Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the Appleton Facility. Purchaser has not relied on any representations made by Seller other than those specified in this Agreement. Purchaser further acknowledges that Seller has not made any agreement or promise to repair or improve any of the leasehold improvements, equipment, or other personal property being sold to Purchaser under this Agreement, and that Purchaser takes all such property in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

Section 16. [Intentionally Omitted.]

Section 17. Indemnification and Survival.

17.1. Post-closing Third Party Claims Promptly after the receipt by the Purchaser or the Seller of any notification of any pending or threatened claim, action, cause of action, arbitration proceeding or suit (in contract, tort or otherwise), inquiry, proceeding or investigation against such party by a third party or Governmental Authority with respect to the Appleton Facility (a “Third Party Claim”) the receiving party shall give the other party written notice thereof in reasonable detail in light of the circumstances then known by the receiving party. Subject to Section 17.2 below, the Purchaser shall have the right to defend such Third Party Claim, at their own expense and with counsel of their choice. If the Purchaser assumes the defense of such Third Party Claim, the Seller agrees to reasonably cooperate in such defense so long as the Seller is not materially prejudiced thereby. The Seller may retain separate co-counsel at its or their sole cost and expense and may participate in the defense of such Third Party Claim. Purchaser shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim Purchasers have agreed to defend pursuant to this Section 17.1 without the prior written consent of Seller, which consent will not be unreasonably withheld or delayed. If the Purchaser agrees to defend against the Third Claim, the Seller will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Purchaser, which consent will not be unreasonably withheld or delayed. Purchaser shall give Seller 5 business days prior written notice of any decision to relinquish the defense of any Third Party Claim.

17.2. Purchaser Indemnity. Purchaser hereby agrees to indemnify Seller, its respective affiliates and officers, directors, employees, stockholders (each a “Seller Indemnified Party”) for any amounts constituting an Assumed Liability. Promptly after the receipt by the Seller of any notification of any pending or threatened claim, action, cause of action, arbitration proceeding or suit (in contract, tort or otherwise) ( a “Claim”) for an amount constituting an Assumed Liability, the Seller shall give Purchaser written notice thereof in reasonable detail in light of the circumstances then known to Seller; provided, however, that the failure to provide such notice shall not affect the indemnification provided herein, except to the extent such failure shall have actually materially prejudiced the Purchaser’s ability to defend such Claim. Purchaser shall have the right to defend such Claim, at its own expense and with counsel of its choice, unless the Seller has been advised by counsel that an actual or potential conflict exists between the Seller and the Purchaser in connection with the defense of the Third Party Claim. If the Purchaser assumes the defense of such claim, the Seller agrees to: (i) reasonably cooperate in such defense so long as the Seller is not materially prejudiced thereby and (ii) agrees not to enter into any settlement with respect to such Claim (provided the Purchaser is diligently pursuing the defense thereof). The Purchaser’s obligations under this Section 17.2 shall not apply in the event the Seller enters into any settlement with respect to such claim (except where the Seller has entered into a settlement under circumstances described in the parenthetical set forth in clause (ii) of the immediately preceding sentence). Purchaser shall not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, except that the Purchaser may enter into a settlement with respect to such Claim without the consent of the Seller, so long as the settlement gives the Seller a complete release from such Claim.

17.3. Parent and Seller Indemnity. Parent and Seller hereby agree to indemnify the Purchaser, its affiliates and their respective officers, directors, employees, stockholders (each a “Purchasers Indemnified Party”) for any claims, liabilities, and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller’s Appleton Facility prior to the Effective Date, except for claims, liabilities, and obligations of Seller expressly assumed by Purchaser under this Agreement or paid by insurance maintained by Purchaser (a “Retained Liability”). Promptly after the receipt by the Purchaser of any notification of any pending or threatened Claim, for an amount constituting an Retained Liability, the Purchaser shall give Parent and Seller written notice thereof in reasonable detail in light of the circumstances then known to the Purchaser; provided, however, that the failure to provide such notice shall not affect the indemnification provided herein, except to the extent such failure shall have actually materially prejudiced the Parent or Seller’s ability to defend such Claim. The Parent or Seller shall have the right to defend such claim, at its own expense and with counsel of its choice, unless the Purchaser has been advised by counsel that an actual or potential conflict exists between the Parent or Seller and the Purchaser in connection with the defense of the Third Party Claim. If the Parent or Seller assumes the defense of such Claim, the Purchaser agrees to: (i) reasonably cooperate in such defense so long as the Purchaser is not materially prejudiced thereby and (ii) agrees not to enter into any settlement with respect to such Claim (provided that Parent or Seller is diligently pursuing the defense thereof). The Parent’s and Seller’s obligations under this Section 17.3 shall not apply in the event the Purchaser enters into any settlement with respect to such claim (except where the Purchaser has entered into a settlement under circumstances described in the parenthetical set forth in clause (ii) of the immediately preceding sentence). Parent or Seller shall not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the Purchaser, such consent will not be unreasonably withheld or delayed, except that Parent or Seller may enter into a settlement with respect to such Claim without the consent of the Purchasers, so long as the settlement gives the Purchaser a complete release from such Claim.

17.4. Survival of Representations, Warranties. The Parties agree that none of the representations or warranties made by the Seller in Section 9 hereto, or made by the Purchasers in Section 10 nor any of the covenants of either Party hereto (other than those covenants which relate to post-closing matters) shall survive the Closing.

Section 18. Real Estate Conveyance.

18.1. Obligations With Respect to Real Estate Conveyance. Anything in the Agreement to the contrary notwithstanding, with respect to the conveyance of the real estate described on Schedule 2.1 (“Real Estate”), Seller agrees as follows:

18.1.1. Seller shall pay the costs up to $2,350 of providing title evidence. For purposes of closing, title evidence shall be in the form of a commitment for an owner’s policy of title insurance in the amount of the price allocated to the Real Estate on a current ALTA form issued by Evans Title Companies, a division of First American Title Insurance Company.

18.1.2. Seller shall pay up to $7,050 of the Wisconsin real estate transfer fee associated with the conveyance of the Real Estate ($3.00 per $1,000.00 of sale price).

Section 19. Closing Obligations/Termination.

19.1. Obligations of Seller at the Closing. At the Closing and coincidentally with the performance by Purchaser of its obligations described in Section 19.2, Seller shall deliver to Purchaser any and all transfer documents specifically identified herein or reasonably necessary or required for the conveyance of the assets being transferred to Purchaser and any and all other documents and materials reasonably necessary to consummate and complete this Agreement.

19.2. Obligations of Purchaser at the Closing. At the Closing and coincidentally with the performance by Seller of its obligations described in Section 19.1, Purchaser shall deliver to Seller those documents and materials reasonably necessary to consummate and complete this Agreement.

19.3. Termination of Agreement. The parties may terminate this Agreement by mutual written consent at any time prior to Closing. Either party may terminate this Agreement if the Closing shall not have occurred on or before August 21, 2003.

Section 20. Rights and Obligations Subsequent to Closing.

20.1. Seller’s Right to Pay. In the event Purchaser fails to make any payment of taxes, assessments, insurance premiums, or other charges that Purchaser is required to pay to third parties under this Agreement, Seller shall have the right, but not the obligation, to pay the same. Purchaser will reimburse Seller for any such payment immediately upon Seller’s demand, together with interest at the rate of twelve percent (12%) per annum from the date of Seller’s payment until Purchaser reimburses Seller. Any such payment by Seller shall not constitute a waiver by Seller of any remedy available by reason of Purchaser’s default for failure to make the payments.

20.2. Books and Records. The Seller and the Purchaser shall each make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Assets available for inspection by the other Party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a four (4) year period after the Closing, with respect to the historical financial condition, assets, liabilities, operations, and cash flows of the Seller. The representatives of a Party inspecting the records of the other Party shall be reasonably satisfactory to the other Party.

20.3. Resale of Assets. In the event the Purchaser resells all or substantially all of the Assets within one year of the Closing Date, any aggregate proceeds from such sale exceeding $4,000,000 shall be paid to the Seller by cashier’s check or by wire transfer of immediately available funds to the account designated by Seller at the closing of such sale, or if sold in multiple transactions, upon the last such closing date to cause the aggregate amounts received by the Purchaser to exceed $4,000,000.

Section 21. Bulk Transfers. Purchaser waives compliance by Seller with the Wisconsin Bulk Transfers Article of the Uniform Commercial Code (“Bulk Transfers Article”), Chapter 406, Wis. Stats. In the event any creditor of Seller claims the benefit of the Bulk Transfers Article as against Purchaser or any of the assets being conveyed to Purchaser under this Agreement, Purchaser shall promptly pay or otherwise satisfy such claim or undertake its defense. Seller and Parent shall indemnify and hold Purchaser harmless from and against fifty percent (50%) of any and all loss, expense, or damage resulting from the failure to comply with the Bulk Transfers Article.

Section 22. Miscellaneous Provisions.

22.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

22.2. Confidentiality. Each of the undersigned parties agrees that they will not, without the prior consent of the other party, disclose publicly or to any third party the existence, terms and conditions of this Agreement or the subsequent negotiations between the parties, except (i) to the extent required by law, including applicable securities laws, (ii) as may be required by the Purchaser in connection with its arranging financing for the acquisition contemplated hereby, (iii) as may be required by Steel and Moeller in connection with their contacts with current vendors and customers of the Company (to ascertain the likelihood of their continued business relationships) or possible additional investors, or (iv) any communications between the Seller and its lenders. Notwithstanding anything to the contrary contained herein , the parties hereto may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction which is the subject matter hereof and all materials of any kind (including opinions or other tax analyses) that are provided to the parties relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii); provided, however, that if the transaction which is the subject matter hereof is an asset or stock acquisition described in Treasury Regulation Section 1.6011-4(b)(3)(ii)(B), then disclosure of the tax treatment and tax structure and material referred to above shall be permitted as provided above only upon the earlier to occur of (1) the date of the public announcement of discussions relating to the transaction, (2) the date of the public announcement of the transaction, or (3) the date of the execution of an agreement (with or without conditions) to enter into the transaction. The preceding disclosure authorization shall not affect, or prevent any person from asserting any attorney-client privilege, work-product doctrine, or other applicable privilege or defense against disclosure of such information.

22.3. Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid or delivered by facsimile:

If to Purchaser, to:	Pensar Electronic Solutions, LLC
2222 East Pensar Drive
Appleton, WI 54911
Attention: David E. Steel
facsimile: (920) 739-3507

Copy to:	Attorney Steven P. Krause
Krause & Metz
15 Park Place, Suite 500
Appleton, WI 54914-8250
facsimile: (920) 739-2927

or to such other person or address as Purchaser furnishes to Seller pursuant to the above.

If to Seller to:	SMTC Manufacturing Corporation of Wisconsin
c/o SMTC Corporation
635 Hood Road
Markham, Ontario L3R 4N6 Canada
Attention: Marwan Kubursi
facsimile: (905) 479-5326

Copy to:	Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
Attn: Alfred O. Rose
facsimile: (617)951-7050

or to such other address as Seller furnishes to Purchaser pursuant to the above.

If to Parent to:	SMTC Corporation
635 Hood Road
Markham, Ontario L3R 4N6 Canada
Attention: Marwan Kubursi
facsimile: (905) 479-5326

Copy to:	Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
Attn: Alfred O. Rose
facsimile: (617) 951-7050

or to such other address as Parent furnishes to Purchaser pursuant to the above.

22.4. Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

22.5. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

22.6. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

22.7. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

22.8. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

22.9. Agreement Binding/Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the Seller and the Purchaser. This Agreement and any rights hereunder shall not be assigned, hypothecated or otherwise transferred by any party hereto without the prior written consent of the other party hereto.

22.10. Arbitration. If at any time any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in the State of Delaware in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

22.11. Presumption. This Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any Section thereof was drafted by said party.

22.12. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

22.13. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SMTC MANUFACTURING CORPORATION OF WISCONSIN, a Wisconsin corporation		PENSAR ELECTRONIC SOLUTIONS, LLC, a Wisconsin limited liability company

By:	/s/ Paul Walker	By:	/s/ David E. Steel
David E. Steel, Managing Member

SMTC CORPORATION, a Delaware corporation

By:	/s/ Paul Walker

Attached Schedules:	1.	Accounts Receivable Sold for Collection

	2.1.	Assets

	2.2.1.	Accounts Payable and Accrued Liabilities

	2.2.3.	Leases

	3.	Excluded Assets

	4.2	Asset Purchase Price Allocation

	6	Estimated Purchase Price Adjustment

	7.2	Transferred Customers

	11.2.3	Design Employees

	13.6	Permitted Title Exceptions

Schedule 1 – Accounts Receivable Sold for Collection

Accounts receivable identified on the attached “Accounts Receivable - as of 06-29-03” listing.

Schedule 2.1 – Assets

All of the real estate, and substantially all of the machinery and equipment, furniture and fixtures, inventory and leasehold improvements, prepaid expenses, and contract rights of Seller currently located upon or associated with the operations of the Appleton Facility including, but not limited to, the following:

•	Real estate located at 2222 East Pensar Drive, Appleton, Wisconsin more particularly described on the attached Evans Title Companies ALTA Commitment SCHEDULE A;

•	Equipment pursuant to the attached “Appleton Equipment General Detail 07-10-03”;

•	All assets described on the attached “Appleton Book Assets Detail- Total Listing – Book Asset Detail Manufacturing”;

•	Software listed on the attached “Appleton Software Applications” detail; and

•	The “Pensar” tradename and any related “Pensar” trademarks.

Schedule 2.2.1- Accounts Payable and Accrued Liabilities

•	Accounts payable identified on attached “Accounts Payable listing- as of 06-29-03”; and

•	Accrued liabilities identified as “Pensar Group Own Accrued Liabilities” on attached “SMTC Appleton-Accrued Liabilities” listing.

Schedule 2.2.3. - Leases

•	Those equipment lease obligations identified as “Appleton assumes Lease” on the “Appleton Equipment General Detail 07-10-03” listing attached to Schedule 2.1.

Schedule 3 – Excluded Assets

See attached “Appleton Book Assets Detail-Appendix A Listing (Engineering) and Appleton Book Assets Detail-Appendix B Listing (Engineering).

Schedule 4.2 – Asset Purchase Price Allocation

Assets Acquired

June 30, 2003

	June, 2003 ACTUAL	ADJUSTMENTS	ASSETS ACQUIRED
ASSETS

Current assets:

Inventory:	922	(83)	839
Prepaid expenses	55	0	55

Total Current assets	977	(83)	894

Property, plant, and equipment:

Property, plant, and equipment (gross)	12,149
Less Accumulated depreciation	(7,960)

Net Property, plant, and equipment	4,189	(1,365)	2,824
* (See below for further allocation)

Total assets	$5,166	$(1,448)	$3,718

LIABILITIES

Current liabilities:

Accounts payable	1,401	0	1,401
Accrued unposted receipts	0	0	0
Accrued expenses	507	0	507

Total Current liabilities	1,908	0	1,908

Non-current liabilities:
Lease obligation	0	617	617

Total Non-current liabilities	0	617	617

Total liabilities	1,908	617	2,525

Asset Purchase price	$3,258	$(2,065)	$1,193

*	Land and Buildings $2,350,000; Equipment 474,000

Schedule 7.2 – Transferred Customers

PEPSI-COLA Company

U.S. Wireless Data, Inc.

Wescam

Schedule 11.2.3 – Design Employees

Department Code	Last Name	First Name
WI-00-905MKT	Plamann	Kristin
WI-00-905SLS	Baxter	Richard
WI-20-201DGN	Beal	Robert
WI-20-201DGN	Berg	Daniel
WI-20-201DGN	Blank	Gary
WI-20-201DGN	Demarb	Jeffrey
WI-20-201DGN	Johnson	Nathan
WI-20-201DGN	Laak	Trevor
WI-20-201DGN	Loeck	Jon
WI-20-201DGN	Lukas	Richard
WI-20-201DGN	Miller	Andrew
WI-20-201DGN	Nelson	Andrew
WI-20-201DGN	Prochnow	Gregg
WI-20-201DGN	Salsich	Tony
WI-20-201DGN	Spelbring	Steven
WI-20-802DGN	Grunske	Christine
WI-20-803DGN	Cerny	Michael
WI-20-803DGN	Ostrom	Glenn

Schedule 13.6 – Permitted Title Exceptions

Any discrepancies or conflicts in boundary lines, any shortages in area, any encroachment, overlapping of improvements, or any other facts, rights, interest or claims which are not shown by the public record but which could be ascertained by an accurate survey of the land.

Rights or claims of parties in possession not shown by the public records.

Easements or claims thereof, which are not shown by the public records.

Any lien, or right to lien for services, labor or material imposed by law and not shown by the public records.

Special taxes, assessments or charges, if any.

Taxes, general and special for the year 2003, not yet due and payable as of the Closing Date.

Utility easement granted by City of Appleton, a municipal corporation duly organized and existing under and by virtue of the laws of the State of Wisconsin to Wisconsin Electric Power Company by an instrument dated July 10, 1989 and recorded in the office of the Register of Deeds on August 16, 1989, in Jacket 9636, Image 36, as Document No. 964628.

Covenants, conditions and restrictions contained in deed executed by City of Appleton to Pensar Corporation, a Wisconsin corporation, dated May 31, 1989 and recorded in the office of the Register of Deeds for Outagamie County, Wisconsin on June 2, 1989 in Jacket 9433, Image 7-11, as Document No. 959824.

Utility easement granted by Pensar Corporation, a Wisconsin Corporation to Wisconsin Electric Power Company by an instrument dated July 20, 1989, recorded in the office of the Register of Deeds for Outagamie County, Wisconsin on August 16, 1989, in Jacket 9636, Image 32-35, as Document No. 964627.

Covenants, conditions and restrictions contained in Warranty Deed executed by City of Appleton to Pensar Corporation, a Wisconsin corporation, dated November 30, 1993 and recorded in the office of the Register of Deeds on December 3, 1993 in Jacket 15040, Image 48, as Document No. 1150273.

Reservations for easements, building setback lines and other matters shown on the plat of Northeast Industrial Park Plat No. 2, recorded in the office of the Register of Deeds for Outagamie County, Wisconsin.

Rights of Seller’s Appleton product design personnel to continue to occupy portions of the Appleton Facility in accordance with the terms and provisions of Section 7.1 of the Agreement.